GORDON • FEINBLATT LLC
ATTORNEYS AT LAW

THE GARRETT BUILDING
233 E. REDWOOD STREET
BALTIMORE, MD 21202
TEL: 410-576-4280
FAX: 410-576-4196
abulgin@gfrlaw.com

CONFIDENTIAL SUPERVISORY INFORMATION

MEMORANDUM

TO: Antonio P. Salazar
Commissioner of Financial Regulation

CC: Sandra G. Small, Esq.

FROM: Andrew D. Bulgin

DATE: January 17, 2020

RE: First United Corporation

This memorandum supplements our letter dated November 1, 2019 (and subsequent related communications) regarding First United Corporation ("First United"), Driver Opportunity Partners I LP, Driver Management Company LLC and J. Abbott R. Cooper (individually and collectively, "Driver"), and Section 3-314 of the Financial Institutions Article of the Annotated Code of Maryland (the "FI Article"). We wanted to provide the Office of the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner") with some additional information and analysis with respect to this matter.

As we have discussed with your office, Section 3-314 of the FI Article requires any person who intends to make a "stock acquisition" to file an application with your office. To constitute a "stock acquisition" under Section 3-314(a)(3)(i) of the FI Article, an acquisition must "affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company." This language is very broad and does not depend on whether the acquisition would result in the proponent owning any particular percentage of the institution's voting stock or having the power to elect a particular number of the institution's directors. It differs, for example, from the control provisions of the federal Bank Holding Company Act of 1956 (the "BHC Act"), where a company becomes a bank holding company if it "controls . . . 25 per centum or more" or "controls in any manner the election of a majority of

the directors or trustees[,]" 12 U.S.C. § 1841(a)(2)(A)-(B),[1] and in the federal Change in Bank Control Act, where acquiring 10% of voting stock is presumed to be "the power to direct management or policies," 12 C.F.R. § 303.82(b). Under Maryland law, a person's acquisition must simply "***affect*** the power to direct or to cause the direction[.]" Indeed, the Merriam-Webster Dictionary defines "affect" as "to produce a material influence upon[.]" Similarly, Black's Law Dictionary defines the term to include "influence", "acting injuriously upon persons or things", and "to impress or influence". The word "affect" as used in Section 3-314(a)(3)(i) of the FI Article is more akin to the concept articulated in Rule 13d-1 under the Securities Exchange Act of 1934, which requires the filing of a Schedule 13D with the Securities and Exchange Commission (which Driver has filed) when a person, or group of persons, acquires more than 5% of the outstanding voting stock with the "purpose, or with the effect, of changing *or influencing* the control of the issuer, or in connection with or as a participant in any transaction having that purpose or effect[.]"

Thus, affecting the power to direct or cause the direction of management or policy within the meaning of Section 3-314 of the FI Article is clearly something quite different from, and something less than, actually directing or causing the direction of management or policy or otherwise having "control".

Driver's acquisitions most certainly have influenced and will continue to influence the power to direct or cause the direction of management or policy of First United.[2] Driver has demanded and had face-to-face and telephonic meetings with the management of First United in which it urged, under threat of an acrimonious public campaign and a proxy contest, to sell First United. Driver has sent demand letters to various members of First United's Board of Directors urging them to sell First United or else face being voted out of office pursuant to its proxy contest. Driver has issued a large number of press releases addressed to stockholders and has spoken to the press in general about its campaign, which has resulted in the publication of various articles, all in an attempt to sway stockholders. Driver has had meetings and telephone conversations with other stockholders about its campaign, which have resulted in stockholders who own significant numbers of shares urging First United's Board to comply with Driver's demands to sell First United. Driver has even attempted to force his demands on First United by contacting institutions and asking them if they would be interested in making offers to First United. We believe that no reasonable person could conclude that the acquisitions by Driver

[1] We note that acquisitions of the type covered by the BHC Act are addressed separately under Maryland law and are subject to a separate application requirement pursuant to Section 5-904 of the FI Article.

[2] Likewise, Driver's three director candidates, Michael J. Driscoll, Lisa Narrell-Mead and Ethan C. Elzen (the "Candidates"), have also made "acquisitions" of First United common stock that should be aggregated with Driver's acquisitions. Mr. Driscoll purchased 3,500 shares between August 21, 2019 and September 12, 2019; Ms. Narrell-Mead purchased 650 shares on October 8, 2019; and Mr. Elzen purchased 425 shares on October 28, 2019, which we can only assume were effected as part of Driver's campaign. Each of the Candidates is named in Driver's filings with the Securities and Exchange Commission as part of Driver's "group" of persons subject to those filings and as participants in Driver's intended solicitation. In fact, on November 9, 2019, Driver and the Candidates entered into a Joint Filing and Solicitation Agreement in which they acknowledged that they were a "group" that was formed "for the purpose of (i) soliciting proxies or written consents for the election of the [Candidates], (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing."

were not intended to, and will not, influence the power to direct or to cause the direction of management or policy.

But most importantly, we again note that Section 3-314(c)(3) of the FI Article provides that "[i]f there is any doubt as to whether the stock acquisition will affect the power to direct or to cause the direction of the management or policy . . . the doubt shall be resolved in favor of reporting to the Commissioner." The importance of this doubt-resolution provision cannot be ignored. Its inclusion by the General Assembly is a clear articulation of the belief and desire that an acquisition of stock under circumstances that ***might*** affect the power to direct or to cause the direction of the management or policy of a bank holding company must always be reviewed by the Maryland Commissioner so that the Maryland Commissioner is afforded the opportunity to ensure that the acquisition will not be anticompetitive or threaten the safety and soundness of the institution. A person who desires to effect that acquisition can show – in fact is required to show – by filing an application why the acquisition should be permitted. It is then up to the Maryland Commissioner to determine whether the facts support a conclusion that the acquisition will affect the power to direct or to cause the direction of the management or policy of a bank holding company and, if so, whether the application should be approved or denied. Whether or not the Maryland Commissioner might ultimately conclude that an acquisition will not affect the power to direct or to cause the direction of the management or policy or, if it will, that the acquisition will not be anticompetitive or threaten the institution's safety and soundness ***does not*** obviate the need to file an application in the first place.

Confidential Treatment Request

Pursuant to Sections 2-114(a)(3)(i) and 2-117(c) of the FI Article and Sections 4-301(a) and 4-335(2) of the Maryland Public Information Act, Md. Code Ann., Gen. Prov. §§ 4-101 et seq. (the "MPIA"), we hereby request that the Maryland Commissioner accord confidential treatment to this supplemental memorandum.

As noted above, this memorandum supplements our letter dated November 1, 2019, which was submitted on behalf of two financial institutions that are regulated and examined by, and subject to the oversight of, the Maryland Commissioner, was a report by those institutions of acts and omissions that they believe contravene the statutes over which the Maryland Commissioner has jurisdiction, and was submitted in furtherance of the Maryland Commissioner's examination of First United Bank & Trust (the "Bank") that was completed on or about August 22, 2019. Although the Bank was aware of Driver's existence and objectives at the time of that examination, it was not at that time aware that Driver may have violated Section 3-314 of the FI Article. By submitting this memorandum, First United and the Bank seek to provide information in respect of First United and the Bank that might be relevant to such examination and to future examinations. Accordingly, First United and the Bank believe that the information set forth in this memorandum constitutes information obtained in the course of exercising the Maryland Commissioner's authority to examine First United and the Bank and which the Maryland Commissioner is prohibited from disclosing. *See* FI Article § 2-114(a)(3)(i) (prohibiting inspection of certain records relating to an investigation) and § 2-117(c)

(confidentiality of supervisory information).[3] For the same reason, First United and the Bank believe that such information also constitutes confidential commercial information. *See* MPIA § 4-355(2).

Further, by submitting this memorandum, First United and the Bank seek to aid the Maryland Commissioner in the enforcement of a statute over which it has jurisdiction and in its efforts to make such investigations as the Maryland Commissioner deems necessary to determine whether a person has violated a provision of law over which the Maryland Commissioner has jurisdiction. First United and the Bank believe that making this memorandum available for public inspection, and the potential business disruption and public fallout that could result therefrom, would very likely have a chilling effect on not only First United's and the Bank's willingness to share information about future violations of law with the Maryland Commissioner, but also on other financial institution's willingness to share such information with the Maryland Commissioner.

For all of the foregoing reasons, we believe that the existence of this memorandum, the fact that it relates to First United and the Bank and the identity of its author should be shielded from public inspection.

Please contact me if you would like to discuss this matter or would like any additional information.

[3] We note that federal law and the FDIC's regulations include a similar prohibition on the disclosure of records that are related to examination, operating, or condition reports prepared by, on behalf of, or for the use of the FDIC or any agency responsible for the regulation or supervision of financial institution, as well as certain commercial information. *See* 5 U.S.C. § 552(b)(4) and (8) and 12 C.F.R. § 309.5(g)(4) and (8) and § 309.6(a). Section 4-301(a)(2) of the MPIA prohibits inspection of records that would be contrary to any state statute or any federal statute or regulation that is issued under the statute and has the force of law.

Maryland DEPARTMENT OF LABOR

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Confidentiality Notice. *The information contained in this communication (including any attachments) (a) is or may be legally privileged, confidential, proprietary in nature, or otherwise protected by law from disclosure; and (b) is intended only for the use of the addressee(s) named herein. If you are not the intended recipient, an addressee, or the person responsible for delivering this to an addressee, you are hereby notified that reading, using, copying, or distributing any part of this message is strictly prohibited. If you have received this electronic mail message in error, please contact me immediately and take the steps necessary to delete the message completely from your computer system. Thank you.*

---------- Forwarded message ---------
From: **Jedd Bellman -DLLR-** <jedd.bellman@maryland.gov>
Date: Wed, Jan 22, 2020 at 10:14 PM
Subject: First United
To: Dana Allen -DLLR- <dana.allen@maryland.gov>

Dana,

I received the following email below from outside counsel to the Bank. Please have an investigator review the information therein and the documents and compile a list of individuals/business entities and contact information for those who we would like to get documents and information from so that we can send subpoenas to them. Can discuss further tomorrow. This is a priority request as I would like to send the subpoenas out by Friday.

Also, the investigator should start compiling an investigative file.

Tony has opened up the office next to Michelle to house the documents associated with the investigation, we need to identify how that will work.

Regards,
Jedd

Package name
CONFIDENTIAL INVESTIGATORY INFORMATION: First United Corporation
To
jedd.bellman@maryland.gov
Subject
CONFIDENTIAL INVESTIGATORY INFORMATION: First United Corporation
From
Bulgin, Andrew D.

Dear Jedd,

Thank you for reaching out to me about the investigation by the Maryland Commissioner of Financial Regulation into acquisitions of First United Corporation's common stock by Driver Opportunity Partners I LP ("DOP"), Driver Management Company LLC and J. Abbott R. Cooper (collectively, "Driver"). Subject to any limitations imposed by applicable law, First United is willing to share any information in its possession that might assist you with the investigation. Pursuant to Section 2-114(a)(3) of the Financial Institutions Article of the Maryland Code (the "FI Article") and Section 4-351(a)(1), (b)(4) and (b)(6) of the General Provisions of the Maryland Code, we request that this communication and any information that we might share in the future with your office in furtherance of the investigation be deemed supervisory and/or investigatory information and, accordingly, be accorded confidential treatment.

DOP is the beneficial owner of the 360,637 shares of First United Common stock at issue. Driver Management LLC is the controlling person of DOP, and Mr. Cooper is the controlling person of Driver Management LLC. Based on Schedule I to Driver's Schedule 13D filed with the SEC on September 5, 2019, DOP acquired 100% of the shares between July 24, 2019 and August 30, 2019. However, you will see from Exhibit E to Driver's notice of intention to nominate directors for election sent to First United (attached), that a person connected to Driver but not part of the "group" acquired 104,000 shares between March 11, 2019 and July 22, 2019. We do not know the identity of that person, but it's possible that it was CT Opportunity Partners I LP, which is another Driver fund that was the stockholder through which Driver Management Company LLC conducted the campaign against DNB Financial. These shares must be the same 104,000 shares shown in Schedule I to Driver's Schedule 13D as being

000005

contributed to DOP in exchange for partnership interests on August 1, 2019. We assume that these shares are those on which Driver relied to conduct its "withhold campaign" at First United's 2019 annual meeting of stockholders (in which it first publicly demanded a sale and urged stockholders to show support for that strategy by withholding their votes for the three director nominees). In any event, those shares were acquired by DOP on August 1, 2019.

I have attached everything that I previously sent to the Maryland Commissioner, along with some additional materials. My materials do not include all of Driver's SEC filings (which include its letters issued to stockholders and select letters sent to First United). You can access Driver's SEC filings at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=func&owner=exclude&action=getcompany. My letter to Tony dated November 1, 2019 and my memoranda to Tony dated January 7, 2020 and January 17, 2020 should provide you with a clear picture of the situation.

Driver has established a website regarding its campaign at: www.renovatemybank.com <http://www.renovatemybank.com >. In the "News and Resources" page of that website, Driver has published various letters, news articles and other materials related to its campaign. Driver ran a full-page advertisement in the West Virginia State Journal and the Garrett County Republican, a copy of which is attached.

Mr. Cooper's podcast interview in which he discussed his (negative) views of banking regulators' actions against activists can be accessed at: https://www.buzzsprout.com/210685/2173010-beyond-the-boardroom-with-driver-management-s-abbott-cooper-episode-28.

In addition to DOP, Driver Management Company LLC and Mr. Cooper, we consider Driver's three director nominees – Michael J. Driscoll, Lisa Narrell-Mead and Ethan C. Elzen - to be part of the acquisition "group" for purposes of Section 3-314 of the FI Article. They joined in Driver's Schedule 13D (amendment filed on November 21, 2019), and they entered into a Joint Filing and Solicitation Agreement with Driver on November 19, 2019 pursuant to which they agreed, among other things, to form a group for the purpose of soliciting proxies in the upcoming 2020 annual meeting of stockholders. I've attached an excerpt from Driver's nomination notice, which provides information about the three nominees and their stock ownership. Mr. Driscoll owns 3,500 shares that he purchased between August 21, 2019 and September 12, 2019; Ms. Narrell-Mead owns 650 shares that she purchased on October 8, 2019; and Mr. Elzen owns 425 shares that he purchased on October 28, 2019.

Based on their communications to and about First United, we have reason to suspect that Driver has entered into arrangements regarding its campaign with David Balistreri and Quad Capital Management Advisors LLC (David is a portfolio manager at Quad), Chris DeMuth, Jr. of Rangeley Capital, and Ivonne Dersch and/or Matthew Roesser of Malatai Capital, all of whom are located in the New York City area and claim to be "significant investors" in First United. These persons have written to First United or issued public statements that mirror Driver's message and strategy. Mr. Balistreri has claimed to own or control varying amounts of shares. Based on the June 30, 2019 and September 30, 2019 Schedule 13F-HRs that Quad filed with the SEC, it appears that Quad purchased 151,165 shares of First United during the third quarter of 2019. Based on the Schedule 13F-HR filed for the quarter ended December 31, 2019, however, it appears that Quad sold its shares. Mr. Balistreri and Rangeley Capital have taken to Twitter to discuss Driver and First United, and Driver Management has re-tweeted certain of Mr. Balistreri's tweets. On January 1, 2020, Driver forwarded a disparaging tweet by Mr. Balistreri to certain directors of First United with the message "I hope you guys are enjoying this stuff as much as I am." Driver Management Company LLC and/or Mr. Cooper, Mr. Balistreri, Mr. DeMuth and Mr. Roesser "follow" each other on Twitter.

On January 6, 2020, another stockholder, Scott Hootman, sent an e-mail to First United in which he urged compliance with Driver's demands. His e-mail is attached (its subject line is, strangely, "Dear Mr. Moser"). Based on stock records that First United obtained (included in the attached e-mail chain, which shows his address), it appears that Mr. Hootman acquired his shares in the November 2019 timeframe.

Moments ago, Driver filed soliciting material with the SEC (attached) to which he attached copies of recent tweets regarding the campaign. The last tweet asserts that First United has not responded to Driver's request for stockholder records. That statement is false, as First United responded on January 17, 2020.

Please let me know if I can be of any further assistance or if you have any questions.

Andy

Andrew Bulgin, Member

233 E. Redwood Street, Baltimore, MD 21202

Direct Dial: 410-576-4280

Mobile: 443-857-1133

Fax: 410-576-4196

E-mail: abulgin@gfrlaw.com <mailto:abulgin@gfrlaw.com>

Resume: http://www.gfrlaw.com/andrew_bulgin/ <http://www.gfrlaw.com/andrew_bulgin/>

On the Web at: www.gfrlaw.com <http://www.gfrlaw.com/>

CHANGING Maryland FOR THE BETTER

Jedd Bellman
Assistant Commissioner for Non-Depository Supervision
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N Calvert Street, Suite 402
Baltimore, MD 21202-3651
jedd.bellman@maryland.gov
410-230-6390 (office)
443-904-7045 (cell)

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---

18 attachments

- **11-20-2019 E-Mail David Balistreri.pdf**
  183K
- **Driver Email 11-25-2019.pdf**
  203K
- **12-6-2019 Letter from QUAD to FUNC.pdf**
  481K
- **Driver DFAN14A - 1-22-2020.pdf**
  359K
- **Driver E-mail to McCullough - 11-01-2019.pdf**
  162K
- **Driver Letter to First United Independent Directors (01-09-2020).pdf**
  117K
- **Driver Letter to First United Independent Directors (12-13-2019).pdf**
  124K
- **Driver Letter to First United Independent Directors (12-17-2019).pdf**
  127K
- **E-mail to J McCullough 11-4-2019.pdf**

131K

Email to Tony - Voting Standard Change.pdf
110K

Novemeber 6 Letter to Lead Director Regarding Governance Issues.pdf
173K

Scott Hootman Email.pdf
72K

Excerpt - Driver Nomination Notice.pdf
977K

WV State Journal - November 4-10 2019.pdf
985K

1-17-2020 Supplement to DLLR - First United (7557918_1).pdf
52K

1-7-2019 Supplemental Memo to DLLR - First United and Driver.pdf
528K

11-1-2019 Letter to DLLR - Driver Management - Confidential Portion.pdf
2242K

11-1-2019 Letter to DLLR - Driver Management - Non-Confidential Portion.pdf
5509K

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: Driver Press Release

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Tue, Nov 19, 2019 at 6:04 PM
To: "Tony Salazar (tony.salazar@maryland.gov)" <tony.salazar@maryland.gov>, "Teresa Louro (e-mail)" <teresa.louro@maryland.gov>, Sandy Small - DLLR- <sandra.small@maryland.gov>, "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>

Driver's lawyer notified us today that Driver's "Nomination Notice will be coming later this week (not today)" and that he will send us a courtesy copy by email at the same time it's delivered to First United.

Can you provide me with an update as to the resolution of the issues you were considering and the timing of any correspondence to Driver? I'd be happy to jump on a call if you think that would be productive. Now that Driver has publicly announced its intention to nominate candidates and has named those candidates, I don't think the timing of DLLR's letter really matters at this point.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: ABULGIN@GFRLAW.COM

RESUME: HTTP://WWW.GFRLAW.COM/ANDREW_BULGIN/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON·FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D.
Sent: Tuesday, November 19, 2019 10:01 AM
To: Tony Salazar (tony.salazar@maryland.gov) <tony.salazar@maryland.gov>; Teresa Louro (e-mail) <teresa.louro@maryland.gov>; Sandy Small - DLLR- <sandra.small@maryland.gov>; Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>
Subject: Driver Press Release

Good morning. Driver issued a press release and letter to stockholders this morning in which he announced his intention to nominate three director candidates for election at First United's 2020 annual meeting of shareholders. Please note that this is not an actual nomination, as the Company has not yet received the notice of nomination and other information about the candidates required by its bylaws. I will let you know once the nominations have actually been made.

https://finance.yahoo.com/news/driver-management-nominate-three-highly-133000118.html

ANDY

ANDREW BULGIN, MEMBER

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

Driver Management

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Fri, Nov 8, 2019 at 7:09 PM
To: "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>, "Teresa Louro (e-mail)" <teresa.louro@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

As if you needed any, to give you some additional context for what is playing out, I've attached a press release that was issued today by a "concerned stockholder" whose Tweet of the same press release was retweeted by Driver immediately after being issued. We might end up asking the SEC to look into the various relationships that exist between all of these "concerned investors", but any investigation takes years to complete.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON·FEINBLATT LLC
ATTORNEYS AT LAW

2 attachments


Tweet
Concerned Shareholders of First United Corporation Urges the Board of Directors to Initiate a Sale Process | Business Wire

Driver Retweet of Guerry.JPG
125K

Guerry Press Release.pdf
115K

November 7, 2019

J. Abbott R. Cooper
Driver Management Company LLC
250 Park Ave 7th floor
New York, NY 10177

Re: First United Corporation -share acquisition

Dear Mr. Cooper

The Office of the Commissioner of Financial Regulation for the State of Maryland is writing to address acquisition of stock of a bank holding company, chartered by the State of Maryland, by Driver Management Company LLC.

The acquisition, by Driver Management Company LLC, in August 2019 of 5.08% or 360,637of the voting shares of First United Corporation violated, the Financial Institutions Article ("FI") of the Annotated Code of Maryland Section §3-314 as prior approval of the acquisition from the Commissioner's Office was not obtained. As such, none of the stock acquired may be voted for five years pursuant to FI §3-314(e).

The Commissioner's Office is referring the matter to the Federal Reserve Bank of Richmond for further review.

Please contact me at (410) 230-6101 or Teresa Louro at (410) 230- 6022 with any questions.

Best regards,

Antonio P. Salazar
Commissioner of Financial Regulation

cc: Adam M. Drimer, Assistant Vice President, FRB of Richmond
FDIC, New York Office
Teresa M. Louro, Deputy Commissioner OCFR, State of Maryland

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: [EXTERNAL] MPIA request

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Thu, Oct 31, 2019 at 4:40 PM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

Thanks. Due to recent developments, the timing schedule that I told you we were trying to follow (December 18) is no longer applicable. At this point, we aren't worried about timing of any outcome, notice, order, etc.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Sent: Thursday, October 31, 2019 2:21 PM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>
Subject: Re: [EXTERNAL] MPIA request

We will be on the lookout for it!

CHANGING Maryland FOR THE BETTER

Teresa M. Louro
Deputy Commissioner
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N. Calvert Street, Suite 402
Baltimore, MD 21202
teresa.louro@maryland.gov
410-230-6022 (office)
410-333-0475 (fax)
410-446-1990 (cell)

Maryland DEPARTMENT OF LABOR

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Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

Recent Litigation - Bank Control

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Thu, Dec 12, 2019 at 3:11 PM
To: "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>, "Teresa Louro (e-mail)" <teresa.louro@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

I don't know if you are aware of the recent litigation involving Capstar Financial Holdings, Inc., but I have attached the opinion issued by the United States District Court for the Middle District of Tennessee. The opinion addressed a motion to dismiss Capstar's complaint alleging violations of Section 13(d) of the Exchange Act, a violation of the Change in Bank Control Act, and a violation of Tennessee's bank holding company laws. I don't know what, if anything, occurred as a result of this opinion.

You'll see that the court agreed that Capstar had adequately pleaded that the defendant was not a bank holding company, as that term is defined in Tennessee law (attached), and had acquired "control" of Capstar in violation of that law. I note that Tennessee law is very similar to Maryland law in terms of defining "bank holding company" and "control", although, unlike Maryland law, Tennessee law expressly provides that no company other than a bank holding company may acquire control of a bank or bank holding company.

The FRB has a lot of discretion under 12 U.S.C. Section 1841(a)(2)(C) and Regulation Y to determine whether a company who holds more than 5% but less than 25% of a bank or bank holding company "controls" a bank or bank holding company.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON·FEINBLATT LLC
ATTORNEYS AT LAW

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

Driver Press Release

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Tue, Nov 19, 2019 at 10:01 AM
To: "Tony Salazar (tony.salazar@maryland.gov)" <tony.salazar@maryland.gov>, "Teresa Louro (e-mail)" <teresa.louro@maryland.gov>, Sandy Small - DLLR- <sandra.small@maryland.gov>, "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>

Good morning. Driver issued a press release and letter to stockholders this morning in which he announced his intention to nominate three director candidates for election at First United's 2020 annual meeting of shareholders. Please note that this is not an actual nomination, as the Company has not yet received the notice of nomination and other information about the candidates required by its bylaws. I will let you know once the nominations have actually been made.

https://finance.yahoo.com/news/driver-management-nominate-three-highly-133000118.html

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

Maryland

Alexander Koehler -LABOR- <alexander.koehler@maryland.gov>

RE: [EXTERNAL] Re: First United

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Mon, Jan 27, 2020 at 1:09 PM
To: Jedd Bellman -DLLR- <jedd.bellman@maryland.gov>
Cc: Alexander Koehler -DLLR- <alexander.koehler@maryland.gov>

Jedd,

I'm curious whether your office has gotten any response from Driver, either a substantive response or a simple acknowledgement of receipt of the letter that was sent to Driver. If you could let me know either way, that would be helpful. Although Driver has been quieter than usual, he is continuing to file soliciting material with the SEC regarding his campaign, and that has everyone feeling a bit nervous that maybe he doesn't regularly check his post mail and might not have seen the letter (you'll recall that I sent you a good email address for Abbott, which he does regularly check).

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON·FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D.
Sent: Friday, January 24, 2020 10:48 AM
To: Jedd Bellman -DLLR- <jedd.bellman@maryland.gov>
Cc: Alexander Koehler -DLLR- <alexander.koehler@maryland.gov>
Subject: RE: [EXTERNAL] Re: First United

Okay. I assume that you shared with him what I sent to you, or do you need me to send him that information?

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Jedd Bellman -DLLR- <jedd.bellman@maryland.gov>
Sent: Friday, January 24, 2020 10:46 AM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: Alexander Koehler -DLLR- <alexander.koehler@maryland.gov>
Subject: [EXTERNAL] Re: First United

Andy,

Looping in Tom (Assistant Director of Enforcement) who will be the lead examiner on this matter. Please coordinate information with him and he will reach out as needed as the investigation progresses.

Cheers,

Jedd

Jedd Bellman
Assistant Commissioner for Non-Depository Supervision
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N Calvert Street, Suite 402
Baltimore, MD 21202-3651
jedd.bellman@maryland.gov
410-230-6390 (office)
443-904-7045 (cell)

Website | Facebook | Twitter

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On Thu, Jan 23, 2020 at 7:06 PM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

> Jedd,
>
> I'm going to assume that you have set up alerts to receive anything that Driver files with the SEC (it filed something new today). I would be happy to forward to you everything that he files.
>
> Also, I don't if you will find this relevant to your investigation, but members of our team have heard a rumor that the investment banking firm Boenning & Scattergood put together a meeting between Abbott Cooper and interested investors a few months ago, presumably so Driver could articulate its position/views. We, however, were not able to confirm the exact timing of the meeting or what was discussed, just that it had happened, as the source didn't want to stick his neck out.
>
> ANDY
>
> ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

The information supplied in this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have received this message in error, please immediately notify the sender by return e-mail, and delete the errant message. Thank you.

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---------- Forwarded message ---------
From: **Bulgin, Andrew D.** <abulgin@gfrlaw.com>
Date: Wed, Jan 22, 2020 at 9:36 PM
Subject: Re: [EXTERNAL] contact information
To: Jedd Bellman -DLLR- <jedd.bellman@maryland.gov>

Jedd,

In light of the fact that Abbott Cooper tweeted today about his campaign and filed additional soliciting material today makes me think that Abbott has not received the Commissioner's letter. For your info, he has communicated with the Bank exclusively by email. You might want to send him a copy of whatever the Commissioner mailed to him at his email address: ac@drivermgmtco.com.

Andy

Andy Bulgin
Gordon Feinblatt LLC
233 E. Redwood Street
Baltimore, MD 21202
Direct dial: (410) 576-4280
E-mail: abulgin@gfrlaw.com
Bio: www.gfrlaw.com/andrew_bulgin/

Please forgive any typos, as this email was sent from my mobile phone.

On Jan 22, 2020, at 7:06 PM, Jedd Bellman -DLLR- <jedd.bellman@maryland.gov> wrote:

Received and thank you. We will circle back once we have had time to digest the information.

Regards,
Jedd

CHANGING Maryland FOR THE BETTER

Jedd Bellman
Assistant Commissioner for Non-Depository Supervision
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N Calvert Street, Suite 402
Baltimore, MD 21202-3651
jedd.bellman@maryland.gov
410-230-6390 (office)
443-904-7045 (cell)

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION - First United

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Wed, Nov 6, 2019 at 3:27 PM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

It is difficult to determine what, exactly, Abbott is trying to accomplish with these personal attacks and inane requests for information, but we collectively believe that, as with 95% of everything he publishes, he is (i) trying to be as disruptive to the Company as possible and (ii) create a false narrative by making outlandish claims to which he knows the Company will not respond, which he will then use in his campaign when he seeks to convince stockholders and the two major firms that provide voting guidance to brokers (ISS and Glass Lewis) to grant him proxies and/or vote in his favor.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Sent: Wednesday, November 6, 2019 3:15 PM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>
Subject: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION - First United

Thanks Andy.

CHANGING Maryland FOR THE BETTER

Teresa M. Louro
Deputy Commissioner
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N. Calvert Street, Suite 402
Baltimore, MD 21202
teresa.louro@maryland.gov
410-230-6022 (office)
410-333-0475 (fax)
410-446-1990 (cell)

Maryland DEPARTMENT OF LABOR

MD Labor Website | Facebook | Twitter

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

CONFIDENTIAL SUPERVISORY INFORMATION: First United Corporation and Driver Management

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Mon, Nov 25, 2019 at 10:46 AM
To: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>
Cc: "teresa.louro@maryland.gov" <teresa.louro@maryland.gov>, Sandy -DLLR- <sandra.small@maryland.gov>

Newest missive from Driver and his attempt to control and influence the direction and policies of the First United board of directors with baseless threats and scare tactics.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: ABULGIN@GFRLAW.COM

RESUME: HTTP://WWW.GFRLAW.COM/ANDREW_BULGIN/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>
Sent: Monday, November 25, 2019 8:08 AM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: teresa.louro@maryland.gov; Sandy -DLLR- <sandra.small@maryland.gov>
Subject: [EXTERNAL] Re: Driver

Andy,

Thank you for providing.

Michelle

On Sat, Nov 23, 2019 at 5:58 PM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

> Article in the WV Dominion Post:

"Driver invested in First United for the simple reason: We believe that tremendous value can be created for shareholders if the Company's Board of Directors (the 'Board') fulfills its obligation to maximize shareholder value by pursuing a sale of the company to one of the several viable acquirers in the region," the Driver letter said."

https://www.dominionpost.com/2019/11/23/first-united-faces-possible-board-of-directors-upset/

Driver Management Co. LLC, a New York City investment partnership that owns more than 5% of the outstanding shares of First United Corp., sent letters to fellow shareholders, urging them to consider voting for three people it wants to serve on First United Corp.'s board of directors.

Since September, Driver has lobbied Oakland, Md.-based First United, the parent company of First United Bank & Trust, to explore a sale. Driver has said First United stock is undervalued and the board is overly focused on remaining independent.

"Driver invested in First United for the simple reason: We believe that tremendous value can be created for shareholders if the Company's Board of Directors (the 'Board') fulfills its obligation to maximize shareholder value by pursuing a sale of the company to one of the several viable acquirers in the region," the Driver letter said.

"Unfortunately, the Board looks to be doing everything it can to dismiss and ignore our calls to action and preserve its director positions," the letter noted.

Driver alleges First United's board lacks adequate bank experience, does not have interest in shareholders, is anti-shareholder governance, has no meaningful merger and acquisitions experience and that members have been on the board too long.

Driver's nominees will be voted on at the First United shareholder meeting. No date was announced for the meeting.

In a written statement to The Dominion Post, a First United spokesman said, "We welcome input from all shareholders interested in helping us to maximize the value of their company, but we are dismayed by Mr. Cooper's [Abbott Cooper, founding managing member of Driver] use of personal attacks and misleading claims as he tries to force First United into a sale, regardless of the long-term interests of other shareholders."

The statement goes on: "Contrary to his false narrative, First United's returns have outperformed its peers and the broader market under the current leadership team, and the bank remains focused on sustainably growing the business and serving our valued customers and the communities we operate in."

Locally, First United Bank & Trust has locations in Suncrest Towne Centre, Star City and Sabraton. It also is in Bridgeport, Keyser, Martinsburg, Piedmont, Inwood and Falling Waters. First United has $1.4 billion in assets and 25 locations in West Virginia and Maryland.

For the third quarter that ended Sept. 30, First United had a net income of $4.5 million, or $3.4 million, excluding insurance proceeds. For the third quarter of 2018, First United earned $2.8 million.

Andy

Andy Bulgin

Gordon Feinblatt LLC

233 E. Redwood Street

Baltimore, MD 21202

Direct dial: (410) 576-4280

E-mail: abulgin@gfrlaw.com

Bio: www.gfrlaw.com/andrew_bulgin/

Please forgive any typos, as this email was sent from my mobile phone.

CHANGING Maryland FOR THE BETTER

Michelle A. Denoncourt
Assistant Commissioner - Corporate Activities
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N. Calvert Street, Suite 402
Baltimore, MD 21202
michelle.denoncourt@maryland.gov
410-230-6104 (office)
443-758-6344 (cell)
410-333-0475 (fax)

Maryland DEPARTMENT OF LABOR

MD Labor Website | Facebook | Twitter

Click here to complete a three question customer experience survey

The information supplied in this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have received this message in error, please immediately notify the sender by return e-mail, and delete the errant message. Thank you.

2 attachments

Abbott Cooper E-mail Nov 22 2019.pdf
196K

FIRST UNITED CORP-MD- Form 8-K - Faye Cannon.pdf
14K

Maryland

Alexander Koehler -LABOR- <alexander.koehler@maryland.gov>

RE: [EXTERNAL] Re: CONFIDENTIAL - First United

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Tue, Feb 11, 2020 at 12:42 PM
To: Jedd Bellman -LABOR- <jedd.bellman@maryland.gov>
Cc: Alexander Koehler -DLLR- <alexander.koehler@maryland.gov>

CONFIDENTIAL SUPERVISORY INFORMATION

Okay, just let me know if I can be of assistance in arranging that interview, if that's the path your team wants to take.

I've attached a letter from Driver that First United received this morning. As you'll see, Driver is demanding that the Board of Directors adopt, on or before February 14, 2020, certain resolutions pursuant to Section 2-514 of the Maryland General Corporation Law (the "MGCL"). The demand is motivated by Driver's mystifying refusal to cause the shares of First United common stock that are beneficially owned by Driver Opportunity Partners I LP (the "Fund") to be transferred out of its brokerage account and into its name so that the Fund can inspect and copy First United's stock ledger pursuant to MGCL Section 2-513. This section permits inspection by a person, or group of persons, who has been the record owner of at least 5% of the outstanding stock for at least 6 months. In spite of the fact that First United has clearly explained these requirements to the Fund on at least 2 occasions, the Fund has refused to transfer the shares into its name (it should be noted that, even if the Fund had done so, it would not meet the 5%/6-month holding requirement until February 26, 2020). Since First United's incorporation in 1985, the Board's policy with respect to stockholder inspection rights has consistently been to look to, and require adherence to, the relevant provisions of the MGCL. Through its demand, the Fund is yet again attempting to direct or to cause the direction of the policies of First United and its Board of Directors.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Jedd Bellman -LABOR- <jedd.bellman@maryland.gov>
Sent: Tuesday, February 11, 2020 11:58 AM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: Alexander Koehler -DLLR- <alexander.koehler@maryland.gov>
Subject: [EXTERNAL] Re: CONFIDENTIAL - First United

Thank you for the information. As to next steps, I defer to Tom (Koehler).

Cheers

Jedd Bellman

Assistant Commissioner for Non-Depository Supervision
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N Calvert Street, Suite 402
Baltimore, MD 21202-3651
jedd.bellman@maryland.gov
410-230-6390 (office)
443-904-7045 (cell)

On Feb 11, 2020, at 11:52 AM, Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

CONFIDENTIAL SUPERVISORY INFORMATION

Dear Jedd,

This morning, First United Corporation issued a press release in which it announced its strategy of remaining independent. As expected, stockholders aligned with Driver Management Company have started to complain. I have attached an e-mail received from David Balistreri, who was discussed in our prior communications.

Separately, if your team would like to interview Carissa Rodeheaver as part of its investigation, please let me know how we should arrange that interview.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: ABULGIN@GFRLAW.COM

RESUME: HTTP://WWW.GFRLAW.COM/ANDREW_BULGIN/

ON THE WEB AT: WWW.GFRLAW.COM

<image001.jpg>

<D Balistreri E-mail 2-11-2020.pdf>

The information supplied in this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have received this message in error, please immediately notify the sender by return e-mail, and delete the errant message. Thank you.

Driver 2-10-2020 Response to Shareholder List Letter.pdf
256K

Subject: Re: Mee. ng with Governor et al
From: Grason Wiggins -DLLR- <grason.wiggins1@maryland.gov>
Date: 1/15/2020, 6:54 PM
To: Keiffer Mitchell -GOV- <keiffer.mitchell@maryland.gov>
CC: "Edwards, George Senator" <George.Edwards@senate.state.md.us>, "crodeheaver@MyBank.com" <crodeheaver@mybank.com>, Tiffany Robinson -DHCD- <ff any.robinson@maryland.gov>, Ali Keane -GOV- <ali.keane@maryland.gov>, Erin Chase -GOV- <erin.chase1@maryland.gov>

Victoria,

Thank you for sending out the invitation. Secretary Robinson and Commissioner Salazar are both able to attend the meeting at 9am on the 22nd.

Best,

Grason

On Wed, Jan 15, 2020 at 5:42 PM Keiffer Mitchell -GOV- <keiffer.mitchell@maryland.gov> wrote:

> Victoria,
> Thank you. I can be there on the 22nd at 9am. I am cc'ing Secretary Robinson and Ali Keane in our office to see if they can attend at that date and time. The Governor will be out of town on that day and He asked me to coordinate our folks to meet with the Senator and Delegate.
>
> Keiffer
>
> On Wed, Jan 15, 2020 at 3:46 PM Edwards, George Senator <George.Edwards@senate.state.md.us> wrote:
>
>> Keifer,
>>
>> Senator Edwards and Delegate Beitzel would like to try to schedule a meeting with the Governor, Secretary of Labor, State Banking Commissioner and Carissa Rodeheaver, CEO of First United Bank & Trust in Oakland MD. We are proposing Wednesday 1/22 at 9a.
>>
>> Would you help us in this effort.
>>
>> Thanks Keifer,
>>
>> Victoria

000028

--

Keiffer J. Mitchell, Jr.
Chief Legislative Officer
Office of the Governor
100 State Circle
Annapolis, Maryland 21401
keiffer.mitchell@maryland.gov
(410) 974-3336 (O)
Website | Facebook | Twitter

--

Grason M. Wiggins, Esq.
Director of Legislative and Regulatory Affairs
Office of the Secretary
Maryland Department of Labor
500 North Calvert Street
Baltimore, MD 21202
Grason.Wiggins1@Maryland.gov
410-230-6009 (office)
443-401-5129 (cell)
410-333-0853 (fax)

Web | Facebook | Twitter
Click here to complete a three-question customer experience survey

Subject: Re: Mee. ng with Governor et al
From: Keiffer Mitchell -GOV- <keiffer.mitchell@maryland.gov>
Date: 1/15/2020, 5:42 PM
To: "Edwards, George Senator" <George.Edwards@senate.state.md.us>
CC: "grason.wiggins1@maryland.gov" <grason.wiggins1@maryland.gov>, "crodeheaver@MyBank.com" <crodeheaver@mybank.com>, Tiffany Robinson -DHCD- <ff any.robinson@maryland.gov>, Ali Keane -GOV- <ali.keane@maryland.gov>, Erin Chase -GOV- <erin.chase1@maryland.gov>

Victoria,
Thank you. I can be there on the 22nd at 9am. I am cc'ing Secretary Robinson and Ali Keane in our office to see if they can attend at that date and time. The Governor will be out of town on that day and He asked me to coordinate our folks to meet with the Senator and Delegate.

Keiffer

On Wed, Jan 15, 2020 at 3:46 PM Edwards, George Senator <George.Edwards@senate.state.md.us> wrote:

> Keifer,
>
> Senator Edwards and Delegate Beitzel would like to try to schedule a meeting with the Governor, Secretary of Labor, State Banking Commissioner and Carissa Rodeheaver, CEO of First United Bank & Trust in Oakland MD. We are proposing Wednesday 1/22 at 9a.
>
> Would you help us in this effort.
>
> Thanks Keifer,
>
> Victoria

--

000030

Keiffer J. Mitchell, Jr.
Chief Legislative Officer
Office of the Governor
100 State Circle
Annapolis, Maryland 21401
keiffer.mitchell@maryland.gov
(410) 974-3336 (O)
Website | Facebook | Twitter

Subject: Mee. ng with Governor et al
From: "Edwards, George Senator" <George.Edwards@senate.state.md.us>
Date: 1/15/2020, 3:46 PM
To: "'keiffer.mitchell@maryland.gov'" <keiffer.mitchell@maryland.gov>
CC: "'grason.wiggins1@maryland.gov'" <grason.wiggins1@maryland.gov>, "'crodeheaver@MyBank.com'" <crodeheaver@MyBank.com>

Keifer,

Senator Edwards and Delegate Beitzel would like to try to schedule a meeting with the Governor, Secretary of Labor, State Banking Commissioner and Carissa Rodeheaver, CEO of First United Bank & Trust in Oakland MD. We are proposing Wednesday 1/22 at 9a.

Would you help us in this effort.

Thanks Keifer,
Victoria

000032

(1) First United Bk & Trust —

11/20/19

Section 13(d) of the Securities Exchange Act of 1934:

- Legislative history when Congress added §13(d) to the Securities and Exchange Act of 1934 intended to provide information to the public and the affected issue about rapid accumulations of its equity securities in the hands of persons who would then have the potential to change or influence control of the issuer.

- Requires any person who, after acquiring directly or indirectly the beneficial ownership of any equity security of a class and is directly or indirectly the beneficial owner of more than 5 per centum of such class shall, within ten days after such acquisition, file Schedule 13(d), including if the purpose (see Item 4 below)

- Any material change occurs in the facts set forth in the statement filed with the Commission

- Person otherwise be obligated file Schedule 13(d) may file Schedule 13G if not acquired for purpose or with effect of changing or influencing control

* Driver filed a 13G

- Item 4 state purpose or purposes of the acquisition of securities, describe any plans or proposals which the reporting persons may have which relate to or would result in:

(a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

**(b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

**(c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

**(d) Any change in the present board of directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

**(e) Any material change in the present capitalization or dividend policy of the issuer;

**(f) Any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by section 13 of the Investment Company Act of 1940;

**(g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

(h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

(i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to section 12(g)(4) of the Act; or

(j) Any action similar to any of those enumerated above.

Driver et al. Schedule 13(d) and amendments thereto file:

Driver et al. filed first Schedule 13(d) on August 28, 2019.

Item 4. - no present plan or proposal that would related to or result in any matters (a-j). May consider, explore and/or develop plans or make proposals with respect to, or with respect to potential changes in, the operations, management, the articles and bylaws, Board composition, ownership, capital or corporate structure, capital allocation, dividend policy, strategy and plans BHC, potential strategic transaction involving the BHC or certain businesses or assets, or may change intention with respect to any and all matters referred to in Item 4.

September 26, 2019: amended Item 4, Driver issued press release (9/26/19) and related presentation.

October 8, 2019: amended Item 4, Driver sent letter to McCullough, lead director form special committee independent directors to field any and all overtures likely to an acquisition as well as to affirmatively solicit acquisition proposals from likely buyers.

October 7, 2019: amended Item 4, Cooper sent letter to Rodeheaver (10/23/19) regarding United's 3Q earnings release.

October 24, 2019: amended Item 4, Cooper sent letter (10/24/19) to Tonya Sturm (previous request list of stockholder), United's Secretary, and letter to Rodeheaver (10/29/19) (returns related to peers).

October30, 2019: amended Item 4, Driver issued press release (10/30/19) and related presentation (United's failure to produce viable strategic plan).

November 9, 2019: amended Item 4: Driver sent letter (11/6/19) to McCullough (corporate governance)

(2) First United Bk & Trust

11/20/19

Due Process:

Since stock is personal property, and voting power is a common shareholder right, without hitting the 25% threshold, if the Commissioner issues a letter to Driver stating the Driver's failure to apply to the Commissioner prior to acquiring the 5.08% of common share in First United Corporation ("United"), Driver could make a 14th amendment claim that the Commissioner is depriving Driver of its property right.

Legislative History 3-314

1965: Section 108G (change in control) added to Article 11

- Change in control or =/>25% stock acquisition
- Control defined as **possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of the institution.** If there is any doubt as to whether a change in the ownership of the outstanding voting stock of any State bank or trust company is sufficient to effect a change in the control thereof, such doubt shall be resolved in favor of reporting the facts to the Bank Commissioner.
- Bank was required to report and criminal penalties for knowing failure to report

1979: 108G(a) was amended

- changing from the notice by the institution to a request for approval by the purchaser to the Commissioner,
- adding voting stock of a bank holding company (in this state), and
- providing the Commissioner with the authority to deny the stock acquisition (anticompetitive or threaten safety and soundness),
- added the voting prohibition for violation.

  According to the revisor's notes in the 1980 Volume, the [Bank] Commissioner indicated that the intent of the 1979 amendment, which added the reference to bank holding company in this section, was to conform the requirements as to stock acquisition to the federal law, i.e., 12 USC §1841 *et seq.* (Bank Holding Company Act)

Bank Holding Company Act ("Act") (12 U.S.C. §1841 *et seq.*)

1970: Act amended by adding third prong to definition of control - if the **Board determines after notice and opportunity for hearing, that the company directly or indirectly exercises a controlling influence over the management or policies of the bank or company**

- Directly or indirectly exercises a controlling influence over the management or policies of the other company definition of control is a facts and circumstances determination by the Board rather than a bright-line standard12 U.S.C. §1841(a)(1) "bank holding

company" means any company which has control over any bank or over any company that is or becomes a bank holding company by virtue of this chapter.

- Any company has control over a bank or over any company (i.e., bank) if Board determines, after notice and opportunity for hearing, that the company **directly or indirectly exercises a controlling influence over the management or policies** of the bank or company.
- Presumption that any company which directly or indirectly owns, controls, or has power to vote **less than 5 per centum of any class of voting securities** of a given bank or company **does not have control** over that bank or company.
- Unlawful for any action to be taken that causes any company to become a bank holding company without prior approval of the FRB.
- Factors considered:

    (1) Financial condition of applicant and bank holding company/bank

    (2) Managerial resources of applicant and bank holding company/bank

    (3) Convenience and needs of community

- Board must hold a hearing on any application or notice under §225.15 if the Board receives from the primary supervisor of the bank to be acquired, within the 30- day period specified in §225.15(b), a written recommendation of disapproval of an application
- Board must give notice to primary banking supervisor upon receipt of an application
- The primary supervisor shall have 30 calendar days from the date of the letter giving notice in which to submit its views and recommendations to the Board.
- Presumption of non-control at hearing if power to vote less than 5 percent
- At hearing company may not be held to have had control over the bank or other company at any given time, unless that company, at the time in question, directly or indirectly owned, controlled, or had power to vote 5 percent or more

(3) First United Bk & Trust

Recommended Actions:

1. Contact FRB legal
   - Pennsylvania transaction
   - Violation versus application

2. Revise letter (after discussion with FRB legal)
   - State Maryland law
   - Facts and circumstances
   - No need to state vote prohibition (timing of annual meeting and FRB application timeframe)
   - BHC requirement, require file application with FRB

May 2020

3. Prepare recommendation to FRB
   - FRB – historically, single director for non-controlling with at least 10%
   - Proxy – historically, significant investor raise controlling influence concern by soliciting proxies contrary to board of directors. How shareholders vote can have significant impact on management and policies

MW 11/20/19

Maryland

Michelle Denoncourt -LABOR- <michelle.denoncourt@maryland.gov>

Re: [EXTERNAL] Re: Tuesday

1 message

Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov> Fri, Nov 8, 2019 at 3:42 PM
To: "Bulgin, Andrew D." <abulgin@gfrlaw.com>

Thank you

On Fri, Nov 8, 2019 at 3:29 PM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

> Okay, that's great. We can use my conference line:
>
> 410-576-4200
>
> Access code: 48042 (do not hit #)
>
> Password: 443480 (do not hit #)
>
> ANDY
>
> ANDREW BULGIN, MEMBER
>
> 233 E. REDWOOD STREET, BALTIMORE, MD 21202
>
> DIRECT DIAL: 410-576-4280
>
> MOBILE: 443-857-1133
>
> FAX: 410-576-4196
>
> E-MAIL: abulgin@gfrlaw.com
>
> RESUME: http://www.gfrlaw.com/andrew_bulgin/
>
> ON THE WEB AT: WWW.GFRLAW.COM
>
> GORDON•FEINBLATT LLC
> ATTORNEYS AT LAW
>
> **From:** Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>
> **Sent:** Friday, November 8, 2019 3:21 PM
> **To:** Bulgin, Andrew D. <abulgin@gfrlaw.com>
> **Subject:** [EXTERNAL] Re: Tuesday
>
> Yes I was thinking a phone call would do.
>
> On Fri, Nov 8, 2019 at 3:05 PM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:
>
>> Michelle,

I just want to make sure that Tuesday will be a call and not an in-person meeting? Either is fine – I just want to make sure I have it right.

ANDY

ANDREW BULGIN, MEMBER

233 E. REDWOOD STREET, BALTIMORE, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

--

CHANGING Maryland FOR THE BETTER

Michelle A. Denoncourt
Assistant Commissioner - Corporate Activities
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N. Calvert Street, Suite 402
Baltimore, MD 21202
michelle.denoncourt@maryland.gov
410-230-6104 (office)
443-758-6344 (cell)
410-333-0475 (fax)

Maryland DEPARTMENT OF LABOR

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